Exhibit 14

EASTERN INSURANCE HOLDINGS, INC.

CODE OF CONDUCT AND ETHICS

I.	INTRODUCTION

It is the policy of Eastern Insurance Holdings, Inc. and each of its affiliates (collectively, the “Company”) that, at all times, Directors and Team Members (as defined below) shall adhere to and obey the laws, rules, and regulations of the local, state, and federal authorities applicable to the business of the Company.

It is the Company’s belief that there are no greater selling points for a business corporation than high-principled corporate and individual conduct, quality service, and sound judgment. Personal honesty and corporate integrity are high priorities of the Company. Whether a Director or Team Member, it is each person’s responsibility to maintain the highest standards of professional and ethical conduct which is essential in preserving the Company’s integrity in the community. Each person has a fundamental duty to avoid placing him or herself in a position which creates, or which leads to, or could lead to, a conflict of interest or the appearance of a conflict of interest.

Directors and Team Members have an affirmative duty to promote and advance the interests of the Company. Each individual should be concerned with the welfare of policyholders as well as shareholders of the Company.

The Company requires ethical behavior of its Directors and Team Members. A Team Member is encouraged to talk with his or her supervisor, manager, or other appropriate personnel when in doubt about the ethical course of action in a particular situation.

Team Members are encouraged to report violations of laws, regulations, or this Code of Conduct and Ethics (the “Code”) using the processes described in the Code. The Company will not permit retaliation against Team Members for reports made in good faith.

A.	Coverage

The Code applies to the Directors and Team Members of the Company. “Team Member” means an officer or employee of the Company and it includes executive officers, unless otherwise stated. Certain parts of the Code may apply specifically to “Executive Officers,” and are so indicated. “Executive Officer” means the Company’s Chief Executive Officer, Senior Vice Presidents, the Treasurer and any other officers that report directly to the Company’s Chief Executive Officer or any other person designated by resolution of the Board. This Code shall also constitute the Code of Ethics for Senior Financial Officers required by Section 406 of the Sarbanes-Oxley Act of 2002.

B.	Guidance and Reporting Procedures

1.	General questions regarding the Code may be directed to the Company’s Chief Executive Officer. Questions from Directors and Executive Officers also may be discussed with the Chairman of the Board or the Chairman of the Nominating/Governance Committee (the “Governance Committee”).

2.	Determinations regarding whether a violation of the Code has occurred shall be made as follows:

(a)	Process:

(i)	If the alleged violation under consideration concerns an Executive Officer or a Director of the Company, the determination of the existence of any violation shall be made by the Governance Committee of the Company, with such consultation with external legal counsel as the Governance Committee deems appropriate.

(ii)	If the alleged violation under consideration concerns any other Team Member, the determination of the existence of any violation shall be made by the Executive Officer to whom the Team Member ultimately reports, in consultation with the CEO.

(iii)	Whoever makes the decision as to whether a violation has occurred shall document the decision and forward the documentation to the Governance Committee and the CEO (in the case of a Team Member) for filing and retention.

(iv)	In determining whether a violation of the Code has occurred, the committee or person making such determination may take into account to what extent the violations were intentional; the qualitative and quantitative materiality of such violation from the perspective of either the detriment to the Company or the benefit to the Director, Executive Officer, or Team Member, the policy behind the provision violated and such other facts and circumstances as they shall deem advisable under all the facts and circumstances.

(b)	Acts or omissions determined to be violations of the Code by other than the Governance Committee under the process set forth above shall be promptly reported by the CEO to the Governance Committee and by the Governance Committee to the Board.

3.	Requests for Waivers. A waiver of a provision of the Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code.

(a)	Process:

(i)

If the request under consideration relates to an Executive Officer or a Director, the determination with respect to the waiver shall be made by the Governance Committee, in consultation with such external legal counsel as the Governance Committee deems appropriate and submitted to the Board for ratification.

(ii)	If the request under consideration relates to any other Team Member, the determination shall be made by the Executive Officer to whom the Team Member ultimately reports, in consultation with the CEO unless such request is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Governance Committee.

(iii)	The decision with respect to the waiver request shall be documented and forwarded to the Executive Officer for filing and retention.

(b)	All waivers of the Code (other than those approved by the Governance Committee) shall be promptly reported by the CEO to the Governance Committee.

(c)	Waivers will not be granted except under extraordinary or special circumstances.

(d)	To the extent determined to be required or appropriate by the Governance Committee, with such consultation with the Company’s legal counsel as the Governance Committee deems appropriate, waivers shall be publicly disclosed on a timely basis.

4.	Written Approval or Notification Under the Code. Whenever the requirement for written approval or notification appears elsewhere in the Code, it means that a writing setting forth the pertinent facts of the situation under consideration shall be submitted according to the process specified below. Also, written notification is highly recommended if contemplated actions may have the propensity to create an arguable violation or even create the appearance of a violation to a reasonable person.

(a)	Process:

(i)	If the request under consideration relates to an Executive Officer or a Director, the determination with respect to the approval shall be made by the Board of Directors or the Governance Committee, with such consultation with legal counsel as the Governance Committee deems appropriate.

(ii)

If the request under consideration relates to any other Team Member, the determination with respect to the approval shall be made by the Executive Officer to whom the Team Member ultimately reports, in consultation with the CEO unless such request is quantitatively or qualitatively material or outside the ordinary course of business, in which case such determination shall be made by the Governance Committee. Team Members shall direct their requests for approvals to the Executive Officer to whom the Team Member ultimately reports, or to the Governance Committee, as appropriate.

(iii)	The decision with respect to the approval request shall be documented and forwarded to the Governance Committee and the CEO for filing and retention.

(b)	All approvals (other than those granted by the Governance Committee) shall be promptly reported by the CEO to the Governance Committee.

5.	Good Faith Reporting of Wrongdoing

(a)	Employees of the Company are protected, to the extent provided by law, against retaliation by the Company when they provide information, or assist in an investigation by federal regulators, law enforcement, Congress, or the Company itself, regarding conduct which the employee reasonably believes relates to fraud against the Company’s shareholders. Team Members shall not be discharged, threatened, or otherwise discriminated, or retaliated against regarding their compensation, terms, conditions, location, or privileges of employment because they, or a person acting on their behalf, make a good faith report or are about to report verbally or in writing to the Company or an appropriate authority an instance of wrongdoing.

(i)	“Good faith report” shall mean a report of conduct defined as wrongdoing, which the person making the report has reasonable cause to believe is true and which is made without malice or consideration of personal benefit.

(ii)	“Wrongdoing” shall mean a violation that is not of a merely technical or minimal nature of a federal or state statute or regulation or of the Code and that is designed to protect the interests of the public or the Company.

(iii)	All good faith reports and resulting investigations will be kept confidential.

(b)

Good faith reports of wrongdoing should be submitted, in writing, to the Governance Committee. The Governance Committee shall discuss the report with the Company’s CEO, CFO, other relevant Executive Officer or external counsel, as appropriate, and then may arrange a meeting with the employee to allow the employee to present a personal and complete description of the situation. Thereafter, the CEO will take the matter under consideration, including undertaking any necessary investigation or evaluation of the facts related to the situation, and after consultation with the Company’s external counsel as appropriate, shall render a written decision, response, or explanation as expeditiously as possible. If the employee is not satisfied with the response of the CEO, the employee may pursue redress with the Governance Committee. The Governance Committee’s decision or response will be final and conclusive. If the CEO is directly or indirectly the subject of the good faith report, the Governance Committee shall assume direct responsibility for the matter.

(c)	In addition to or in lieu of the procedure established in paragraph 5(b) hereof, directors may submit any good faith reports of wrongdoing in writing to the Company’s counsel. A thorough investigation will be undertaken by the Company’s counsel and appropriate action taken.

(d)	The Sarbanes-Oxley Act of 2002 requires that the Company Audit Committee establish procedures for confidential, anonymous submission of Team Member concerns regarding questionable accounting or auditing matters. Team Member complaints and reports of this nature shall be handled under the procedures established by the Audit Committee.

II.	CONFLICTS OF INTEREST

A.	Introduction

For purposes of this policy, a “conflict of interest” occurs when an individual’s private interest interferes in a quantitatively or qualitatively material way or appears from the perspective of a reasonable person to interfere in a qualitatively or quantitatively material way, with the interests of the Company as a whole. A conflict situation can arise when a Team Member or Director takes actions or has interests that may make it difficult to perform his or her team member responsibilities objectively and effectively. Ordinarily, a conflict exists when an outside interest could actually or potentially influence the judgment or actions of an individual in the conduct of the Company’s business. Conflicts of interest also may arise when a Team Member or Director or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company1, 2. Knowing violations of any such conflict of interest are prohibited under the Code, and are further discussed below.

B.	General Policy

The Company must have the confidence of its agents, policyholders and the public. Directors and Team Members must avoid conflicts or the appearance of conflicts, as discussed above.

C.	Avoidance of Appropriation of Corporate Opportunity

Directors and officers of the Company stand in a fiduciary relationship to the Company. It is a breach of this duty for any such person to take advantage of a business opportunity for his or her own or another person’s personal profit or benefit when the

[1]

Adapted from the Report of the NYSE Corporate Accountability and Listing Standards Committee as submitted to the NYSE Board of Directors on 6/6/02, p.21 and from the Commentary to the Corporate Governance Rules Proposals submitted to the SEC by the NYSE on August 16, 2002.

[2]	Accepting things of value in accordance with Part VII of the Code shall not constitute the receipt of improper personal benefits.

opportunity is within the corporate powers of the Company, and when the opportunity is of present or potential practical advantage to the Company, unless the Company’s Board knowingly elects not to avail itself of such opportunity and such person’s participation is approved in advance by the Board. If such a person so appropriates such an opportunity, the Company may claim the benefit of the transaction or business and such person exposes himself or herself to liability in this regard. It is the Company’s policy that no Director or Executive Officer appropriate a corporate opportunity, without the consent of the Board.

In addition, except as permitted under Section VII of this policy, no Director or Team Member may take for him or herself, opportunities that he or she discovers through the use of the Company’s property or information, or use the Company’s property, information, or position for their personal gain, unless approved in advance under this policy.

D.	Serving as a Director, Officer, or Employee of a Non-Company Business

The Company Team Members must have the written approval (as described in Section I.B.4) in advance of accepting an appointment or position to serve as a director, partner, owner, officer, or employee of any non-Company business. If the service is permitted, then any Team Member acting in this dual capacity must inform the applicable the Company committee or board of any matter affecting this dual responsibility at any time and, if warranted, abstain from any discussion or vote arising from this situation.

No outside employment of a Team Member that may constitute a conflict of interest is permitted unless approved in advance under this policy. Outside employment considered to be a conflict of interest would include, but is not limited to, employment with or service on the board of directors of a competitor or supplier, employment as an auditor or accountant, investment advisor, insurance broker or agent, or acting as a real estate broker or agent. Generally, Directors and Team Members of the Company are prohibited, absent approval under this policy, from serving:

1.	in an unaffiliated entity which primarily engages in stock, bond and securities trading, underwriting, or sales; or

2.	as a director, officer, or employee of another unaffiliated insurance company or brokerage.

The Company Directors who accept appointments to serve as directors, officers, or employees shall, in cases where such appointments have not previously been disclosed, inform, in writing, the Governance Committee of the Company.

E.	Political Activities

No Team Member of the Company, acting on the Company’s behalf, may contribute or loan money or items of value to any foreign, federal, state, or local political candidates or parties. This prohibition includes the use of any of the Company’s facilities, equipment, supplies, personnel, or name. Team members may, however, participate or contribute to the political process as concerned individuals, through means that would include voting and the contribution of their own time and money, and participation in or contributions to political action committees.

Team Members considering running for election to public office must discuss such matter in advance with their supervisors to assure that their responsibilities at the Company are not compromised. This policy does not prohibit consideration for personal leaves of absence by the Company Team Members to pursue elected or appointed governmental positions. Requests for personal leaves of absence will be considered and administered by the CEO.

F.	Referrals of Policyholders to The Company by Insiders

From time to time, various individuals who are deemed to be the Company’s insiders may refer potential policyholders to the Company. Under no circumstance is such a referred potential customer to be given preferential treatment of any kind with regard to policy rates, customer service, or any other favored attention that is beyond that given to any other customer.

G.	Relationships with Regulatory and Governmental Authorities

1.	It is the policy of the Company to cooperate with legitimate, duly authorized, governmental and regulatory investigations.

2.	All Directors and Team Members shall respond promptly and honestly to inquiries by regulatory examiners, auditors, legal counsel and security personnel. The concealment of pertinent information by Directors or Team Members is prohibited.

H.	Preservation of Records

Whenever a Team Member becomes aware of an investigation that affects the Company, he or she shall immediately notify the Company’s CEO or CFO. Notwithstanding any the Company’s records retention guidelines, under no circumstances shall any records known to be the subject of or germane to any anticipated, threatened or pending law suit or governmental or regulatory investigation or case filed in bankruptcy be removed, concealed, or destroyed. For purposes of this section, “records” means any hard copy, paper documents, and electronic records, including but not limited to, e-mail, voicemail, and the contents of computer hard drives or removable date storage devices.

Furthermore, all audit and audit review work papers shall be retained as required, in accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002.

I.	Membership in Civic, Trade, and Community Associations

Volunteering in civic and charitable organizations is encouraged for Team Members. To serve as a director or officer of a charitable or civic organization, a Team Member must obtain written approval from an Executive Officer in advance of accepting the appointment. Participation in such activities shall not be deemed to be within an individual’s scope of employment or authority as a Team Member and the Company assumes no liability therefor.

J.	Accuracy of Records

Team Members always shall adhere to established accounting rules and audit controls. All records shall reflect accurately transactions in a timely manner. Incorrect or misleading entries shall be corrected immediately. Falsification of records or transactions shall be grounds for termination.

In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it shall be unlawful for any officer or Director of the Company or any other person acting under the direction thereof, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading. Senior financial officers shall perform assigned responsibilities with a view to causing periodic reports filed with the SEC to contain information, which is accurate, complete, fair, and understandable.

K.	Fair Dealing

1.	Introduction

Each Team Member must endeavor to deal fairly with the Company’s, agents, policyholders, suppliers, competitors, and other Team Members. No Team Member shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation of material fact, or any other unfair-dealing practice.

2.	Relationships with Competitors

(a)	Except in situations where the Company is participating in a transaction with another company, no director or Team Member shall have any agreement, understanding, or arrangement with any competitor with respect to pricing of services, policy rates, or marketing policies. Providing the best possible service to our agents and policyholders is the most effective means of competing. The Company will refrain from inaccurately representing the products and services of its competitors.

(b)	No Director or Team Member shall engage in any activity that competes with the Company.

(c)	No Director or Team Member shall reveal any trade secrets that are unique to the Company or are the Company’s proprietary information.

(d)	Each Director and Team Member has a fiduciary responsibility to take care that no information that is deemed by the Company to be confidential is passed to competitors.

3.	Relationships with Agents and Policyholders

(a)	Team Members shall act in a professional manner at all times when representing the Company. In dealing with the Company’s agents and policyholders, Team Members shall use prudent judgment and exercise good faith. Team Members shall avoid situations that would generate a conflict of interest. Transactions with agents and policyholders shall always be conducted at “arms length.”

(b)	No Team Member shall misrepresent, circumvent, or conceal the nature of any material aspect of any transaction when dealing with a customer.

(c)	Neither Directors nor Team Members shall take advantage of their position with the Company to attain investment or participation in a customer’s business unless approved as provided in this policy. Neither Directors nor Team Members shall participate or invest in a business of a customer or participate in a joint venture with a customer if the Director or Team Member has access to information regarding the customer that is not publicly available or which would constitute an unfair advantage owing to the Director’s or Team Member’s position with the Company.

(d)	If a relationship between a Team Member and a customer or a potential customer exists that potentially creates a conflict of interest, that Team Member shall remove himself or herself from all dealings with that customer.

(e)	No Team Member knowingly shall allow or encourage a customer to state false information on an insurance application or related form or document.

(f)	From time to time, Team Members of the Company are asked to recommend to agents, policyholders or others, professional services, such as those of real estate agents, bankers, stockbrokers, attorneys, or accountants. Specific recommendations of this type shall be avoided. Several names or agencies may be given as alternatives for the customer to consider, without any indication of preference.

(g)	From time to time, Team Members of the Company may be requested to advise a customer as to the legality of a transaction. Any discussion that could be interpreted as the giving of legal advice to agents or policyholders must be avoided.

L.	Advertising, Marketing and Corporate Communications

The Company shall adhere to the highest standards of advertising in compliance with all applicable laws and regulations. Advertising shall be truthful and will contain enough information about products or services that the intended audience can be expected to make an intelligent purchase based upon the advertisement.

Team Members may not, without authorization, release to news media information about the Company’s activities. All press releases to the news media will be made through the Chief Executive Officer. Any requests from a shareholder of the Company for information shall be immediately referred to the Chief Executive Officer or his designee for proper handling.

M.	Sale of Company’s Properties

Directors and Team Members shall enjoy no advantage over the general public in the purchase of any of the Company’s properties, including insurance policies, real estate, automobiles, securities, or any other real or personal properties. The terms and conditions of any transactions with Directors or Team Members shall not be less favorable to the Company than those offered to others. Properties shall be sold in accordance with normal business practices.

N.	Selling Assets or Services to the Company

Directors and Team Members shall enjoy no advantage over the general public in the sale of assets or services to the Company. The terms and conditions of any transactions with Directors or Team Members shall not be less favorable to the Company than those offered by others. Services and assets shall be purchased in accordance with normal business practices.

O.	Illegal Kickbacks

Illegal kickbacks are improper payments to any party for the referral of business and are strictly prohibited.

III.	TRANSACTIONS WITH AFFILIATED PERSONS

For purposes of this Section III, an “affiliated person” is any Director, Director Emeritus, and any designated Executive Officer of the Company and any entity owned or controlled by such persons.

A.	The Company will not invest, either directly or indirectly, in the stock, bonds, notes, or other securities of any affiliated person or purchase securities under a repurchase agreement with any affiliated person.

B.	Any purchase from or sale to an affiliated person of any real or personal property shall be conditioned upon determining the value from an independent outside appraiser. The

Board of Directors of the Company or its appropriate subsidiary will vote upon the transaction in advance, with the affiliated person abstaining.

IV.	COMPANY PROPERTY

A.	Team Members have a duty to protect and conserve the Company’s property and to ensure its use for proper purposes. Team Members of the Company are to take reasonable care and assume responsibility to safeguard the property of the Company. However, at no time is a Team Member to put his or her person at risk to safeguard the Company’s property.

B.	The Company’s property includes, but is not limited to:

1.	All physical property of the Company whether leased or owned by the Company and includes all fixtures.

2.	All policy records of policyholders, and any other records and books in possession of the Company.

3.	All marketing studies, advertising, or promotional materials, customer lists, logs, or reports or any other forms, or surveys that are in the Company’s possession.

4.	All proprietary software.

V.	ABUSE OF CONFIDENTIAL INFORMATION OR RELATIONSHIP

A.	The confidential relationship between the Company and its policyholders is a fundamental principle of the financial services business, which has long been recognized by statutes and court decisions. It is essential that every Director and Team Member maintain this relationship at all times.

B.	The Company is entrusted with important information about individuals and businesses. A violation of this trust is a serious matter. Furthermore, the Company is legally obliged under regulations promulgated by the Commonwealth of Pennsylvania, the State of New Jersey or pursuant to the Gramm-Leach-Bliley Act of 1999 to protect the privacy of a consumer’s personal financial information. Therefore, it is imperative never to discuss such information with anyone outside of the Company or with other Team Members who have no need to know. Confidential information shall not be obtained merely for the purpose of knowing such information, rather only when it pertains directly to a particular transaction or situation.

Examples of information that must be kept confidential are listed below:

1.	Customer information (i.e. information on an insurance application, names and addresses of the Company’s policyholders). Such information should only be discussed using discretion with the customer and any agent representing the Company with respect to that customer.

2.	Personal matters regarding co-workers as well as policyholders (i.e. divorce, disagreements, personality conflicts, or embarrassing behavior).

C.	Deriving monetary gains from confidential information that could be obtained only by reason of employment or as a Director with the Company, whether such information relates to the Company, its agents, policyholders, or anyone with whom it has business relations is strictly prohibited. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its agents or policyholders if disclosed.

VI.	ACCEPTING THINGS OF VALUE

A.	Soliciting and Accepting Things of Value:

1.	You may not solicit or accept for yourself or for a third party anything of value (which includes, but is not limited to, any gift, meal, favor, service, entertainment, legacy, or other thing) from anyone in return for any business, service, or confidential information of the Company.

2.	You may not accept anything of value from anyone in connection with the business of the Company other than bona fide salary, wages, fees, or other compensation paid in the usual course of business.

B.	Permitted Transactions:

The following transactions are permitted and shall be considered an exception to the general prohibition against acceptance of things of value:

1.	Acceptance of gifts, gratuities, amenities, or favors based on obvious family or personal relationships (such as those with parents, children, or spouse) when the circumstances make it clear that it is those relationships, rather than the business of the Company that are the motivating factors.

2.	Acceptance of meals, refreshments, travel arrangements, or accommodations, or entertainment, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Company as a reasonable business expense if not paid for by another party.

3.	Acceptance of advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars, and similar items.

4.	Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other policyholders.

5.	Acceptance of gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, or a holiday; or

6.	Acceptance of civic, charitable, education, or religious organizational awards for recognition of service and accomplishment.

C.	Common Sense:

The purpose of this policy is to avoid violations of law and to insure that the Company’s business is safeguarded from undue influence of bribery and personal favors. Whenever you have dealings with persons who have business with the Company, the requirements of the Code must be kept in mind. Necessarily, the application of the policy stated herein will require good judgment and common sense. If you encounter situations in which you are not sure of your obligations, you should consult an Executive Officer

D.	Disclosure:

If you are offered or receive something of value beyond what is authorized herein, you should disclose fully that fact in writing in accordance with the reporting directions herein.

Circumstances beyond those described above in section VII B may be given written approval on a case-by-case basis, where something of value is accepted in connection with the Company’s business.

E.	Disposition:

If it is determined that something of value has been received in violation of this policy, it will be returned to the donor. If return is not possible, depending on the circumstances, any such items of value will be turned over to a charitable institution. If possible, the donor will be informed of this disposition.

F.	Violations:

Acceptance of things of value that are not otherwise permitted herein is a violation of the Code and such violation is punishable by disciplinary action up to and including termination. Directors who violate this section are subject to such sanction as the Board of Directors shall impose.

G.	Unrelated Business Relationships:

It is inevitable and desirable that you will have individual business and personal relationships with the Company’s agents, policyholders, vendors, and others who do business with the Company even though such individual business and personal relationship is not connected with the Company’s business. This policy is not intended to discourage such relationships. Any such business relationship should be on customary terms and for proper and usual purposes. However, you should not solicit any special favors in recognition of your relationship with the Company.

VII.	TRADING IN COMPANY’S SECURITIES

A.	Directors and Team Members are encouraged to purchase the stock of the Company. However, these persons may not trade any security issued by the Company while in possession of “material inside information” about the Company. “Material inside information” is non-public information that would reasonably be expected to either (i) affect the price of the securities of the Company; or (ii) be important to an investor in deciding whether to buy, sell or hold a security of the Company.

1.	Examples of “material information” may include, but are not limited to:

(a)	Merger discussions.

(b)	Plans to declare a dividend.

(c)	Plans to disclose a significant increase or decrease in earnings.

(d)	Significant change in management.

(e)	Call of securities for redemption.

2.	The Company’s Policy on Material Nonpublic Information and Personal Investing for Directors, Executive Officers and Affiliates is attached as Exhibit 1, is made a part of the Code and must be reviewed in connection with this Section VII. It provides more complete guidance on this subject, including rules on trading in the Company’s securities with respect to employee benefit plans and it imposes blackout periods during which no trading may occur by certain employees.

B.	In addition to the aforementioned prohibitions against the “insider trading” activities, securities laws prohibit “tipping” (i.e. communicating material inside information.)

C.	Furthermore, the Company’s officers, Directors, and employees have an affirmative duty to inform those within their control or who they supervise, that tipping or trading while in possession of material inside information is illegal.

D.	Except to the extent otherwise provided by rule of the SEC, it shall be unlawful for any Director or Executive Officer of the Company, directly or indirectly, to purchase, sell, or otherwise acquire or transfer any equity security of the Company during any blackout period with respect to such equity security in connection with his or her service or employment as a Director or Executive Officer. For purposes of this section D, the term “blackout period” with respect to the equity securities of the Company:

1.	Means any period of more than 3 consecutive business days during which the ability of 50% or more of the participants or beneficiaries under all individual account plans maintained by the Company to purchase, sell, or otherwise acquire or transfer an interest in any equity of the Company held in such an individual account plan is temporarily suspended by the Company or by a fiduciary of the plan.

2.	Does not include, under regulations prescribed by the SEC

(a)	a regularly scheduled period in which the participants and beneficiaries may not sell purchase or otherwise acquire or transfer an interest in any equity of the Company, if such period is:

(i)	incorporated into the individual account plan, and

(ii)	timely disclosed to employees before becoming participants under the individual account plan or as a subsequent amendment of the plan; or

(b)	any suspension described in subparagraph (a) above that is imposed solely in connection with persons becoming participants or beneficiaries, or ceasing to be participants or beneficiaries in an individual account plan by reason of a corporate merger, acquisition, divestiture or similar transaction involving the plan or plan sponsor.

“Individual account plan” has the meaning provided in section 3(34) of the Employee Retirement Income Security Act of 1974 (29 U.S.C. Section 1002(34)).

E.	In any case in which a Director or Executive Officer is subject to the requirements of this subsection in connection with this kind of a blackout period, the Company shall timely notify such Director or Executive Officer and the SEC of such blackout period.

VIII.	COMPLIANCE AND COMPLIANCE MONITORING

A.	It is the policy of the Company to comply with both the letter and the spirit of the federal laws and regulations that govern the Company’s activities. All operating policies, procedures, and forms used to conduct the Company’s business shall be in conformity with applicable federal laws and regulations. As an integral part of the annual internal audit program, the Company will test compliance with the provisions of the Code. Deviations from the Code will be reported to appropriate management as well as to the Audit Committee and the Governance Committee of the Board of Directors.

B.	Any Team Member who violates a provision of the Code is subject to applicable disciplinary action up to and including termination. Directors who violate a provision of the Code are subject to such sanction as the Board of Directors shall impose. Notwithstanding the foregoing, the Company also preserves and reserves its other rights and remedies against any individual who violates any provision of the Code, both at law and in equity.

IX.	DISCLAIMER OF EMPLOYMENT CONTRACT

The Code is neither an employment contract nor any guarantee of continued employment. Unless the Team Member is a party to a separate written employment agreement or change in control agreement, the employment relationship between the Company and its Team

Members is “at will.” The Company’s policies, guidelines and related procedures are subject to unilateral change by the Company at any time.

X.	CERTIFICATION

Each Director and Team Member will be required to read or review the Code each year and certify, in writing, that he or she understands his or her responsibility to comply with the guidelines and provisions set forth herein.